Exhibit 99.1

LIVEXLIVE MEDIA ANNOUNCES RECORD RESULTS FOR FISCAL 2020

●	Record fiscal 2020 revenue of $38.7 million, up 15% year-over-year

●	Record fiscal 2020 Contribution Margin* of $5.9 million, up 132% year-over-year

●	Reached 849,000 paid subscribers, representing 25% growth year-over-year

●	Since April 1, 2020, livestreamed over 35 live music events and 1,200 artists across the LiveXLive platform, generating over 60 million live views and over 5.0 billion video views of #musiclives across TikTok, as compared to 42 events, 230 artists and over 69 million views in all of fiscal 2020

●	Agreed to acquire PodcastOne, a leading subscription and advertiser-supported podcast network with $27.5 million in calendar year 2019 revenue, over 300 podcasters and 2.1 billion annual downloads, in exchange for 5.5 million shares of common stock. The acquisition, valued at $18 million, is expected to close in July 2020

●	Launched Pay Per View (PPV) across the company’s music platform in May 2020

●	Reported ending cash and restricted cash of $12.4 million as of March 31, 2020, as compared to $13.9 million as of March 31, 2019

Los Angeles, CA, June 18, 2020 – LiveXLive Media, Inc. (Nasdaq: LIVX) (“LiveXLive” or the “Company”), a global platform for live stream and on-demand audio, video and podcast content in music, comedy and pop culture, announced today financial results for its fiscal year and fourth fiscal quarter ended March 31, 2020. In fiscal 2020, LiveXLive posted record revenue of $38.7 million and a record contribution margin* of $5.9 million, as compared to revenue of $33.7 million and a contribution margin* of $2.5 million during fiscal 2019, driven by strong subscriber growth. The Company recorded a loss from operations of $36.0 million and net loss of $38.9 million in fiscal 2020, driven by positive contribution margin* as a result of continued subscriber growth in the period, offset by 41 events livestreamed in the period, coupled with ongoing operating investments to grow the Company and $23.3 million of non-cash depreciation, amortization and stock compensation and non-recurring expenses in the period. Excluding these non-cash and non-recurring expenses, fiscal 2020 Adjusted Operating Loss (“AOL”)* was $12.6 million.

LiveXLive Chairman and CEO, Rob Ellin, commented, “With the abrupt pause of live music concerts due to COVID-19, we have quickly and successfully positioned LiveXLive as the leader in music and entertainment across live streaming, pay-per-view events, podcast and vodcasts.” Mr. Ellin continued, “We are now a full stack digital streaming platform with the ability to monetize content in multiple ways and times. We intend to continue our strong organic growth path while being opportunistic regarding further acquisitions and have dramatically improved the economics of our business with a clear focus on profitability.”

“Our Q4 results were on target, highlighted by strong subscriber growth and substantial improvement in operating leverage in the second half of fiscal 2020,” said Michael Zemetra, CFO of LiveXLive. “The anticipated acquisition of PodcastOne is an important part of LiveXLive’s evolution and is expected to open up significant monetization opportunities, revenue and cost synergies and provide a springboard to accelerate our business and expected profitability moving forward.”

In the fourth quarter of 2020, LiveXLive livestreamed 14 major festivals and events. Fourth quarter 2020 festival and event livestreams included iHeartRadio ALTer Ego 2020 (Los Angeles, California) and iHeartCountry Podcast Awards (Los Angeles, California) and featured leading artists including French Montana, Selena Gomez, Dustin Lynch, Kesha, Grammy Party, Sting, Green Day, Lil Baby, The Basement, Silversun Pickups, Lauv and Tinashe.

Recent and Q4 Fiscal 2020 Highlights

●	Since April 1, 2020, LiveXLive livestreamed over 35 live music events and 1,200 artists across the LiveXLive platform, generating over 60 million live views. By comparison, 42 events were livestreamed in all of fiscal 2020, achieving over 69 million livestreams and 230 artist streams on LiveXLive’s platform.

●	Since April 1, 2020, paid sponsorship has more than tripled across the LiveXLive platform compared to any quarter in LiveXLive’s history.

●	Produced and curated Music Lives, a 48-hour live digital festival featuring over 100 artists that streamed April 17 - 19, 2020, with sponsorship from TikTok and Oculus Venues. The festival drove over 50 million livestream views and more than 5.0 billion video views of #musiclives. Following this success, Music Lives ON was established – a weekly series of live stream performances featuring established and emerging artists across multiple genres.

●	Launched a new Pay-Per-View (PPV) offering in May 2020, enabling new forms of artist revenue including digital tickets, tipping, digital meet and greets, merchandise sales and sponsorship, generating over 8,000 tickets sold to date at an average price greater than $20 per ticket.

●	Agreed to acquire PodcastOne, entering the rapidly growing podcast market, in exchange for 5.5 million shares of the Company’s common stock valued at approximately $18 million at the announcement date. Founded by radio pioneer Norman Pattiz, PodcastOne produces and monetizes over 300 podcasts per week, had over 2 billion annual downloads across their platform and calendar year 2019 revenue of $27.5 million. The acquisition is expected to close in July 2020.

●	Ended March 31, 2020 with 849,000 paid subscribers, representing growth of 25% year-over-year.

●	Extended livestream partnership with iHeartRadio through 2022, including access to over 25 live streamed iHeartRadio events annually with iHeartMedia, including the iHeartRadio ALTer EGO, iHeartCountry Festival, iHeartRadio Wango Tango, Daytime Stage at the iHeartRadio Music Festival and iHeartRadio Fiesta Latina – which delivered over 90 live streamed artist performances reaching 16 million viewers in 2019 – and exclusive distribution in certain territories of the iconic iHeartRadio Music Festival and iHeartRadio Jingle Ball.

●	Partnered with Sinclair Broadcast Company’s streaming service, STIRR, to produce exclusive original content for a new music channel to launch in fiscal 2021.

●	Partnered with Grammy Award-Winner Nelly and American singer-songwriter Jeremih to produce, market, distribute, and monetize original and exclusive content as part of new artist ambassador program.

●	Released new unified audio-video Smart TV app experience on Apple TV, Roku and Samsung TV, with Amazon Fire to follow, driven by consumer demand and their reach of over 90 million households.

●	Partnered with Baeble Music on a content, distribution and revenue share agreement to reach over 35 Platforms, including Apple TV, Android TV, Comcast X1, Roku, Samsung TV, XUMO, and XBox and increase revenue potential.

●	Recognized by PC Magazine as the most complete streaming music service on the market in Q4 2020 and Q1 2021.

●	Acquired React Presents in February 2020, a full-service, club, concert and festival promotion company, promoting over 250 live events per year including the Spring Awakening music festival in Chicago, Illinois.

Fourth Quarter 2020 and 2019 Results Summary (in $000’s, except per share; unaudited)

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Revenue	$9,879	$9,179
Operating loss	$(7,889)	$(8,527)
Adjusted Operating Loss*	$(2,226)	$(1,917)
Net Loss	$(8,534)	$(10,106)
Loss per share - basic and diluted	$(0.15)	$(0.19)

Fourth Quarter 2020 Results Summary Discussion

During Q4 2020, the Company posted revenue of $9.9 million versus $9.2 million in Q4 2019. The increase was largely due to the growth in subscription revenue. Q4 2020 paid subscribers increased 25%, or by a net 169,000 subscribers year-over-year, ending Q4 2020 with 849,000 paid subscribers as compared to 680,000 subscribers at March 31, 2019.

LiveXLive streamed 14 live events during its Q4 2020, as compared to 5 in Q4 2019, significantly reducing the cost per event along with making incremental investments to drive long-term growth. These growth activities drove a net loss of $8.5 million, loss from operations of $7.9 million and Adjusted Operating Loss* of $2.2 million.

Q4 2020 Operating Loss of $7.9 million was lower compared to a $8.5 million Operating Loss in Q4 2019. The $0.6 million improvement was driven by lower non-recurring and non-cash operating expenses of $0.9 million year-over-year, partially offset by slight increases in recurring costs of $0.3 million as a result of investments made to grow the business.

Q4 2020 AOL* of $2.2 million was relatively flat when compared to Q4 2019 AOL* of $1.9 million, increasing slightly due to higher recurring operating costs as a result of investments in the business during the period. Q4 2020 AOL* was driven by Music Operations loss of $(1.1) million and Corporate loss of $(1.1) million.

Capital expenditures for Q4 2020 totaled approximately $0.8 million, which were largely driven by capitalized software costs associated with development of our integrated music player and services in Q4 2020.

At March 31, 2020, the Company had approximately $12.4 million in cash and cash equivalents, which includes restricted cash of $6.7 million, and $16.4 million in debt (inclusive of net $2.0 million of deferred debt issuance costs and $0.7 million in fair value embedded derivatives).

Business Outlook

Full-year fiscal 2021 guidance is as follows (which assumes that the planned acquisition of PodcastOne closes during early Q2 fiscal 2021):

●	Revenue of $61.0 - 67.0 million, representing a 65% increase YOY at the midpoint

●	Annualized Contribution Margin* of 30% - 35% of revenue, an improvement of over 100% YOY

●	Adjusted Operating Loss** of $2.5 - $5.0 million, representing a 70% improvement YOY at the midpoint

●	Capital expenditures, which principally include internally capitalized labor costs supporting the growth of our music platform, in the range of $3.0 - $5.0 million

●	Expectation to livestream over 100 music festivals and events, an increase of over 140% YOY

** With respect to projected full year 2021 Adjusted Operating Loss, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to purchase accounting adjustments, acquisition-related charges and legal settlement reserves excluded from Adjusted Operating Loss*. We expect that the variability of these items could have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

* Refer to “About Non-GAAP Financial Measures” within this release for definitions of Adjusted Operating Loss and Contribution Margin (Loss).

Conference call and Webcast

LiveXLive will host a live conference call and audio webcast to provide a business update and discuss its fourth quarter and fiscal year 2020 results on Thursday, June 18, 2020 at 5:00 p.m. ET (2:00 p.m. PT) DOMESTIC DIAL-IN: 844-746-0736 and INTERNATIONAL DIAL-IN: 412-317-0796. For those unable to participate in the live conference call or webcast, a replay will be available until June 25, 2020. To access the replay, dial 877-344-7529 or 412-317-0088. The replay passcode is: 10144871. An archived webcast of the conference call can be accessed on the Investor Relations section of LiveXLive’s website at http://ir.livexlive.com/upcoming-events.

About LiveXLive Media, Inc.

Headquartered in Los Angeles, California, LiveXLive Media, Inc. (NASDAQ: LIVX) (the “Company”) (pronounced Live “by” Live) is a global platform for live stream and on-demand audio, video and podcast content in music, comedy, and pop culture. LiveXLive, which has streamed over 1000 events in 2020, has become a go-to partner for the world’s top artists and celebrity voices as well as music festivals concerts, including Rock in Rio, EDC Las Vegas, and many others. In April 2020, LiveXLive produced its first 48-hour music festival called “Music Lives” with tremendous success as it earned over 50 million views and over 5 billion views for #musiclives on TikTok on 100+ performances. LiveXLive’s library of global events, video-audio podcasts and original shows are also available on Amazon, Apple TV, Roku and Samsung TVs in addition to its own app, destination site and social channels. For more information, visit www.livexlive.com and follow LiveXLive on Facebook, Instagram, TikTok, Twitter at @livexlive, and YouTube.

* About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with the accounting principles generally accepted in the United States of America (“GAAP”), we present Contribution Margin (Loss) and Adjusted Operating Loss (“AOL”), which are non-GAAP financial measures, as measures of our performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, or as a substitute for, or superior to, operating loss and or net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flows or liquidity.

We use Contribution Margin (Loss) and AOL to evaluate the performance of our operating segment. We believe that information about these non-GAAP financial measures assists investors by allowing them to evaluate changes in the operating results of our business separate from non-operational factors that affect operating income (loss) and net income (loss), thus providing insights into both operations and the other factors that affect reported results. AOL is not calculated or presented in accordance with GAAP. A limitation of the use of AOL as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, AOL should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, AOL as presented herein may not be comparable to similarly titled measures of other companies.

Contribution Margin (Loss) is defined as revenue less Cost of Sales. AOL is defined as operating income (loss) before (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance payments and third party professional fees directly attributable to acquisition or corporate realignment activities, (d) certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at acquired companies prior to their purchase date, (e) depreciation and amortization (including goodwill impairment, if any), and (f) certain stock-based compensation expense.  Management does not consider these costs to be indicative of our core operating results.

With respect to projected full year 2021 AOL, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to purchase accounting adjustments, acquisition-related charges and legal settlement reserves excluded from AOL. We expect that the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

For more information on this non-GAAP financial measure, please see the table entitled “Reconciliation of Non-GAAP Measure to GAAP Measure” included at the end of this release.

Forward-Looking Statements

We make forward-looking statements in this release within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Certain statements contained in this earnings release (or otherwise made by us or on our behalf from time to time in other reports, filings with the U.S. Securities and Exchange Commission (the “SEC”), news releases, conferences, internet postings or otherwise) that are not statements of historical fact constitute “forward-looking statements” notwithstanding that such statements are not specifically identified. These forward-looking statements relate to our expectations or forecasts for future events, including without limitation our earnings, revenues, expenses, Adjusted Operating Loss, Contribution Margin (Loss), capital expenditures or other future financial or business performance or strategies, or the impact of legal or regulatory matters on our business, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “hope,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are not guarantees of future performance and are based on information available to us as of the date of this release and on our current expectations, forecasts and assumptions, and involve substantial risks and uncertainties. Actual results may vary materially from those expressed or implied by the forward-looking statements herein due to a variety of factors, risks and uncertainties, including: the Company’s ability to consummate announced acquisitions; the Company’s reliance on one key customer for a substantial percentage of its revenue; the Company’s ability to consummate the proposed acquisition of PodcastOne and the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed acquisition will not occur; the Company’s ability to attract, maintain and increase the number of its users and paid subscribers; the Company identifying, acquiring, securing and developing content; successfully implementing the Company’s growth strategy, including relating to its technology platforms and applications; ability to integrate the Company’s acquired businesses and the ability of the combined businesses to grow; the ability of the Company’s executive officers to manage expected growth profitably; the outcome(s) of any legal proceedings pending or that may be instituted against the Company, its subsidiaries or third parties to whom the Company may owe indemnification obligations; changes in laws or regulations that apply to the Company or its industry; the Company’s ability to recognize and timely implement future technologies in the music and live streaming space; the Company’s ability to capitalize on investments in developing its service offerings, including LiveXLive app to deliver and develop upon current and future technologies; significant product development expenses associated with the Company’s technology initiatives; the Company’s ability to deliver end-to-end network performance sufficient to meet increasing customer demands; the Company’s ability to timely and economically obtain necessary approval(s), releases and or licenses on a timely basis for the use of its music content on its service platform; the Company’s ability to obtain and maintain international authorizations to operate its service over the proper foreign jurisdictions its customers utilize; the Company’s ability to expand its service offerings and deliver on its service roadmap; the Company’s ability to timely and cost-effectively produce, identify and or deliver compelling content that brands will advertise on and or customers will purchase and or subscribe to across the Company’s platform; the effects of the global Covid-19 pandemic; general economic and technological circumstances in the music and live streaming digital markets; the Company’s ability to obtain and maintain licenses for content used on legacy music platforms; the loss of, or failure to realize benefits from, agreements with our music labels, publishers and partners; unfavorable economic conditions in the airline industry and economy as a whole; the Company’s ability to expand its domestic or international operations, including the Company’s ability to grow its business with current and potential future music labels, festivals, publishers, or partners; the effects of service interruptions or delays, technology failures, material defects or errors in our software, damage to the Company’s equipment or geopolitical restrictions; costs associated with defending pending or future intellectual property infringement actions and other litigation or claims; increases in the Company’s projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll out of the Company’s business plans and technology roadmap or the Company’s plans of expansion in North America and internationally; fluctuation in the Company’s operating results; the demand for live and music streaming services and market acceptance for our products and services; the Company’s ability to generate sufficient cash flow to make payments on its indebtedness; the Company’s incurrence of additional indebtedness in the future; the Company’s ability to repay the convertible notes at maturity or to repurchase the convertible notes upon a fundamental change or at specific repurchase dates; the effect of the conditional conversion feature of the convertible notes; the Company’s compliance with the covenants in its debentures; and other risks, uncertainties and factors, including, but not limited to, those described in the Company’s 2020 Annual Report on Form 10-K for the fiscal year ended March 31, 2020 to be filed with the SEC after the date hereof, 2019 Annual Report on Form 10-K for the fiscal year ended March 31, 2019, filed with the SEC on June 24, 2019, Quarterly Report on Form 10-Q for the quarter ended December 31, 2019, filed with the SEC on February 7, 2020, and the Company’s other filings with the SEC. The forward-looking statements contained in this press release speak only as of the date the statements were made. The Company does not undertake any obligation to update these forward-looking statements, unless required by law. The Company intends that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

LiveXLive IR Contact:
310.529.2500
ir@livexlive.com

Media Contact:
Factory PR
212.941.9934
live@factorypr.com

Financial Information

The tables below present financial results for the three months and fiscal years ended March 31, 2020 and 2019.

LiveXLive Media, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,		Year Ended March 31,
	2020	2019	2020	2019

Revenue:	$9,879	$9,179	$38,659	$33,701

Operating expenses:
Cost of sales	7,682	7,029	32,786	31,171
Sales and marketing	1,053	1,349	6,255	4,532
Product development	3,085	2,330	10,767	7,966
General and administrative	4,719	5,210	19,120	17,422
Amortization of intangible assets	1,229	1,788	5,726	6,504
Total operating expenses	17,768	17,706	74,654	67,595
Loss from operations	(7,889)	(8,527)	(35,995)	(33,894)

Other income (expense):
Interest expense, net	(1,038)	(1.037)	(3,738)	(3,273)
Other income (expense)	201	(324)	614	(377)
Total other income (expense), net	(837)	(1,361)	(3,124)	(3,650)

Loss before income tax (benefit) expense	(8,726)	(9,888)	(39,119)	(37,544)

Income tax (benefit) expense	(192)	218	(192)	218
Net loss	$(8,534)	$(10,106)	$(38,927)	$(37,762)

Net loss per share – basic and diluted	$(0.15)	$(0.19)	$(0.69)	$(0.73)
Weighted average common shares – basic and diluted	58,670,584	52,135,879	56,206,107	51,899,231

LiveXLive Media, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	March 31,
	2020	2019
Assets
Current Assets
Cash and cash equivalents	$5,702	$13,704
Restricted cash	6,735	235
Accounts receivable, net	3,889	4,314
Prepaid expense and other assets	1,396	1,311
Total Current Assets	17,722	19,564
Property and equipment, net	3,397	2,720
Goodwill	9,672	9,672
Intangible assets, net	23,198	26,943
Other assets	127	-
Total Assets	$54,116	$58,899

Liabilities and Stockholders’ (Deficit) Equity
Current Liabilities
Accounts payable and accrued liabilities	$30,723	$20,906
Accrued royalties	13,071	9,921
Note payable	331	312
Deferred revenue	949	950
Senior secured convertible debentures, net	2,720	2,111
Total Current Liabilities	47,794	34,200
Other long-term liabilities	45	-
Senior secured convertible debentures, net	6,505	10,284
Unsecured convertible notes, net of discount and current maturities	6,794	4,741
Deferred income taxes	108	211
Total Liabilities	61,246	49,436

Commitments and Contingencies

Stockholders’ (Deficit) Equity
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.001 par value; 500,000,000 shares authorized; 58,984,382 and 52,275,236 shares issued and outstanding, respectively	59	52
Additional paid in capital	120,932	98,605
Accumulated deficit	(128,121)	(89,194)
Total stockholders’ (deficit) equity	(7,130)	9,463
Total Liabilities and Stockholders’ (Deficit) Equity	$54,116	$58,899

Reconciliation of Non-GAAP Measure to GAAP Measure

(In thousands)

(Unaudited)

LiveXLive Media, Inc.

Adjusted Operating Loss* Reconciliation

	Contribution Margin	Operating Loss	Depreciation and Amortization	Stock-Based Compensation	Non- Recurring Acquisition and Realignment Costs	Other Non- Operating Costs (1)	Adjusted Operating Loss*
Three Months Ended March 31, 2020
Music Operations	$2,197	$(4,805)	$1,863	$1,714	$-	$141	$(1,087)
Corporate	-	(3,084)	-	1,501	-	444	(1,139)
Total	$2,197	$(7,889)	$1,863	$3,215	$-	$585	$(2,226)

Three Months Ended March 31, 2019
Music Operations	$2,150	$(4,588)	$2,090	$1,025	$-	$5	$(1,469)
Corporate	-	(3,939)	2	3,046	-	442	(448)
Total	$2,150	$(8,527)	$2,092	$4,071	$-	$447	$(1,917)

	Contribution Margin	Operating Loss	Depreciation and Amortization	Stock-Based Compensation	Non-Recurring Acquisition and Realignment Costs	Other Non- Recurring Costs (1)	Adjusted Operating Loss*
Year Ended March 31, 2020
Music Operations	$5,873	$(22,558)	$8,017	$6,184	$-	$387	$(7,970)
Corporate	-	(13,437)	3	5,843	-	2,913	(4,678)
Total	$5,873	$(35,995)	$8,020	$12,027	$-	$3,300	$(12,648)

Year Ended March 31, 2019
Music Operations	$2,530	$(19,888)	$7,381	$4,290	$-	$176	$(8,041)
Corporate	-	(14,006)	6	8,482	-	929	(4,589)
Total	$2,530	$(33,894)	$7,387	$12,772	$-	$1,105	$(12,630)

(1)	Other Non-Recurring Costs principally include certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at certain acquired companies prior to their purchase date and non-recurring employee severance payments.

* See the definition of Adjusted Operating Loss under “About Non-GAAP Financial Measures” within this release.

Reconciliation of Non-GAAP Measure to GAAP Measure

(In thousands)

(Unaudited)

LiveXLive Media, Inc.

Contribution Margin* Reconciliation

	Three Months Ended March 31,		Year Ended March 31,
	2020	2019	2020	2019

Revenue:	$9,879	$9,179	$38,659	$33,701

Less Cost of Sales:	(7,682)	(7,029)	(32,786)	(31,171)

Contribution Margin*	$2,197	$2,150	$5,873	$2,530

* See the definition of Contribution Margin under “About Non-GAAP Financial Measures” within this release.